UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 31, 2013

PEABODY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri	63101-1826
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (314) 342-3400

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2013, Eric Ford provided notice to Peabody Energy Corporation (“Peabody”) that he intends to retire from his position as Executive Vice President - Office of the CEO, effective January 31, 2014.

Mr. Ford is expected to act as a consultant to Peabody Energy Australia Coal Pty Limited (“PEAC”) from February 1, 2014 to December 31, 2014 (the “Consulting Period”), pursuant to a Consultancy Agreement dated October 31, 2013 (the “Consultancy Agreement”).

Deed of Retirement

On October 31, 2013, Mr. Ford and PEAC entered into a Deed of Retirement (“Deed of Retirement”) to finalize all issues relating to Mr. Ford’s retirement. Mr. Ford will retire from his employment with PEAC and from any other role he has with any member of the Peabody Energy Group on January 31, 2014, and his executive services agreement with PEAC will terminate on that date.

On or immediately after January 31, 2014, PEAC will pay to Mr. Ford (a) any base salary due to him up to such date, (b) payment in respect of accrued but unused annual leave and long service leave entitlements as of such date, and (c) payment in respect of unreimbursed business expenses. PEAC will pay to Mr. Ford (i) on or immediately after March 15, 2014, the bonus earned by him for calendar year 2013, and (ii) on or immediately after March 15, 2015, a pro-rated bonus earned by him for calendar year 2014. The payment of US$800,000 due to Mr. Ford under his executive services agreement will be paid to him on or immediately prior to the date which is six months after the date the Consultancy Agreement expires or is terminated.

Mr. Ford will remain entitled to existing grants made to him under the Peabody Energy Corporation Long Term Equity Incentive Plan in accordance with the terms of each separate grant agreement. No modifications will be made to any such grants with the exception of the October 26, 2011 restricted stock award agreement, which has been amended as described below.

Mr. Ford will make himself reasonably available, on reasonable terms as to compensation, to provide support including advice, information or assistance to PEAC or other members of the Peabody Energy Group if, after his retirement, disputes, litigation, investigations or other circumstances arise where his information or other support is required.

Mr. Ford’s executive services agreement provides for confidentiality obligations during and following his employment and includes noncompetition provisions that are effective during, and for one year following, his employment, and nonsolicitation provisions that are effective during, and for two years following, his employment. Those provisions will continue in effect following Mr. Ford’s retirement.

Consultancy Agreement

On October 31, 2013, Mr. Ford and PEAC entered into the Consultancy Agreement, which sets forth the terms upon which Mr. Ford will provide consulting services to PEAC during the Consultancy Period. Mr. Ford will provide consulting services for up to eight days per month, for which he will be entitled to a gross fee of A$25,000 (plus GST if applicable) per month (inclusive of any superannuation required to be remitted on his behalf). If Mr. Ford is required to perform services on more than eight days in any month, he will receive a daily fee of A$3,125 for each additional day. PEAC will pay for or reimburse Mr. Ford for his reasonable travel and out-of-pocket expenses for the purposes of providing the consulting services.

With PEAC's consent and as long as at all times the consulting services continue to be carried out by Mr. Ford, the benefit of the Consultancy Agreement may be assigned by Mr. Ford to a company controlled by him.

Amendment to Restricted Stock Award Agreement

On October 31, 2013, the Company and Mr. Ford entered into an amendment (the “Amendment”) to Mr. Ford’s Restricted Stock Agreement dated as of October 26, 2011 (the “2011 Agreement”). Under the 2011 Agreement, Mr. Ford received a grant of 24,038 shares of restricted stock, 50% of which vest on December 31, 2013 and 50% of which vest on December 31, 2014, provided Mr. Ford is still employed by Peabody on such dates.

Under the terms of the Amendment, no termination of employment shall be deemed to have occurred for purposes of the 2011 Agreement for so long as (a) Mr. Ford remains available to provide the consulting services described in the Consultancy Agreement, (b) Mr. Ford does not terminate the Consultancy Agreement prior to December 31, 2014, and (c) Mr. Ford performs the services required by the Consultancy Agreement in accordance with the terms thereof.
* * *
The foregoing summary is qualified in its entirety by reference to the Deed of Retirement, the Consultancy Agreement, the 2011 Agreement and the Amendment, copies of which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Deed of Retirement dated October 31, 2013, by and between Eric Ford and Peabody Energy Australia Coal Pty Limited.
10.2	Consultancy Agreement dated October 31, 2013, by and between Eric Ford and Peabody Energy Australia Coal Pty Limited.
10.3	Restricted Stock Award Agreement dated as of October 26, 2011 by and between Peabody Energy Corporation and Eric Ford.
10.4	Amendment to Restricted Stock Award Agreement dated as of October 24, 2013 by and between Peabody Energy Corporation and Eric Ford.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION
November 5, 2013	By:	/s/ Kenneth L. Wagner
	Name:	Kenneth L. Wagner
	Title:	Vice President, Assistant General Counsel and Assistant Secretary

EXHIBIT INDEX

10.1	Deed of Retirement dated October 31, 2013, by and between Eric Ford and Peabody Energy Australia Coal Pty Limited.
10.2	Consultancy Agreement dated October 31, 2013, by and between Eric Ford and Peabody Energy Australia Coal Pty Limited.
10.3	Restricted Stock Award Agreement dated as of October 26, 2011 by and between Peabody Energy Corporation and Eric Ford.
10.4	Amendment to Restricted Stock Award Agreement dated as of October 24, 2013 by and between Peabody Energy Corporation and Eric Ford.

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